PREFERRED STOCK PURCHASE AGREEMENT

dated as of May 1, 2023

by and between

Strategic Storage Trust VI, Inc.

and

Extra Space Storage LP

i

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE; CLOSING
1.1 Sale and Purchase	1
1.2 Sale and Purchase at the Drawdown Closing	1
1.3 Investment Fee	2
1.4 Closing	2
1.5 Initial Closing Conditions	3
1.6 Drawdown Closing Conditions	5
1.7 Undrawn Commitment Fee	6
ARTICLE II REPRESENTATIONS AND WARRANTIES
2.1 Representations and Warranties of the Company	7
2.2 Representations and Warranties of the Purchaser	17
ARTICLE III COVENANTS
3.1 Corporate Actions	19
3.2 State Securities Laws	20
3.3 Negative Covenants	20
3.4 Certain REIT Matters.	21
ARTICLE IV ADDITIONAL AGREEMENTS
4.1 Transfers	22
4.2 Use of Proceeds	23
4.3 Legends	23
4.4 Certain Tax Matters	24
ARTICLE V MISCELLANEOUS
5.1 Survival	24
5.2 Expenses	25
5.3 Amendment; Waiver	25
5.4 Counterparts	25

i

5.5 Governing Law	25
5.6 Waiver of Jury Trial	25
5.7 Notices	25
5.8 Entire Agreement	26
5.9 Assignment	26
5.10 Interpretation; Other Definitions	26
5.11 Captions	29
5.12 Severability	29
5.13 No Third Party Beneficiaries	30
5.14 Public Announcements	30
5.15 Indemnification	30
5.16 Remedies	32
5.17 Termination	32
5.18 Effects of Termination	32

LIST OF EXHIBITS

Exhibit A:	Form of Articles Supplementary for Series B Convertible Preferred Stock
Exhibit B:	Form of Investors’ Rights Agreement
Exhibit C-1:	Form of Opinion of Company’s Counsel
Exhibit C-2:	Form of Opinion of Company’s Maryland Counsel
Exhibit D:	List of Material Company Subsidiaries

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	5.10(f)
Aggregate Purchase Price	5.10(g)
Agreement	Preamble
Articles	2.1(a)(1)
Articles Supplementary	5.10(h)
Board of Directors	1.5(a)(5)
business day	5.10(d)
Bylaws	2.1(a)(1)
Class A Common Stock	Recitals
Class P Common Stock	2.1(b)(1)
Class T Common Stock	2.1(b)(1)
Class W Common Stock	2.1(b)(1)
Commitment Fee	1.7
Common Stock	5.10(i)
Company	Preamble
Company Indemnitees	5.15(b)
Company Material Adverse Effect	5.10(j)
Company Plan	5.10(k)
Company Stock Awards	2.1(b)(1)
Company Subsidiary	2.1(a)(2)
Drawdown Closing	1.4(b)(1)
Drawdown Closing Date	1.4(b)(1)
Drawdown Notice	1.2
Drawdown Shares	1.2
Effect	5.10(l)
Environmental Laws	5.10(m)
ERISA	5.10(n)
ERISA Affiliate	5.10(o)
Exchange Act	2.1
Fundamental Representations	5.1
GAAP	2.1(f)(4)
Governmental Entity	2.1(c)(3)
Indemnifying Party	5.15(c)
Indemnified Parties	5.15(c)
Initial Closing	1.4(a)(1)
Initial Closing Date	1.4(a)(1)
Initial Closing Shares	1.1
Investment Fee	1.3
Knowledge of the Company	5.10(p)
Law	5.10(q)
Lien	5.10(r)
OFAC	2.1(t)

Term	Location of Definition
Operating Partnership	2.1(a)(2)
Operating Partnership Amendment	3.1(c)
Ownership Limit Exemption Agreement	1.5(a)(10)
Partnership Agreement	2.1(a)(3)
person	5.10(e)
Permit	5.10(s)
Permitted Transferee	5.10(t)
Preferred Stock	2.1(b)(1)
Properties	5.10(u)
Purchased Shares	1.1
Purchase Price	1.1
Purchaser	5.10(v)
Purchaser Indemnitees	5.15(a)
REIT	2.1(k)(3)
REIT Opinion	5.10(w)
Sanctions	2.1(t)
SDAT	1.5(a)(6)
SEC	2.1(f)(1)
SEC Documents	2.1(f)(1)
Series B Preferred Stock	Recitals
Subsidiary	2.1(a)(2)
Tax	5.10(y)
Tax Return	5.10(z)
Total Drawdown Shares	1.2
TRS	3.4(c)
Transaction Documents	5.10(aa)
Voting Debt	2.1(b)(2)

PREFERRED STOCK PURCHASE AGREEMENT, dated as of May 1, 2023 (this “Agreement”), by and between Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), and Extra Space Storage LP, a Delaware limited partnership (the “Purchaser”).

RECITALS:

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company’s preferred stock, par value $0.001 per share, designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Articles Supplementary in the form attached to this Agreement as Exhibit A, subject to the terms and conditions set forth in this Agreement.

WHEREAS, the Series B Preferred Stock will be convertible into shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Class A Common Stock”).

WHEREAS, in connection with the issuance of the Series B Preferred Stock to the Purchaser, the Company and the Purchaser will enter into an Investors’ Rights Agreement (the “Investors’ Rights Agreement”), to be dated as of the Initial Closing Date, in the form attached to this Agreement as Exhibit B.

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 5.10 or such other Section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Sale and Purchase at the Initial Closing. On the terms and subject to the conditions herein, on the Initial Closing Date, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, at least 100,000 shares and up to a maximum of 150,000 shares of Series B Preferred Stock (the “Initial Closing Shares”), at a purchase price of $1,000 per share of Series B Preferred Stock (the “Purchase Price”). The shares of Series B Preferred Stock issued to the Purchaser pursuant to this Agreement (including the Initial Closing Shares and any Drawdown Shares) shall be referred to as the “Purchased Shares.”

1.2 Sale and Purchase at the Drawdown Closing. On the terms and subject to the conditions herein, at any time after the Initial Closing Date (assuming less than the maximum 150,000 shares are issued as the Initial Closing Shares) and prior to the date that is six (6) months following the Initial Closing Date (the “Outside Date”), the Company shall, by providing written notice (the “Drawdown Notice”) to the Purchaser, require the Purchaser to purchase, at a date specified in such Drawdown Notice, which date shall be no sooner than five (5) business days and no later than twenty (20) business days after the date the Company delivers the Drawdown Notice to the Purchaser, an additional up to 50,000 shares (but in no event more than the maximum total 150,000 shares) of Series B Preferred Stock (the “Total Drawdown Shares”)

at the Purchase Price in increments of 25,000 shares of Series B Preferred Stock; provided that each Drawdown Notice shall specify at least 25,000 shares (but in no event more than the maximum total 150,000 shares) of Series B Preferred Stock such that there shall be no more than two (2) Drawdown Closings, and the Purchaser shall acquire Drawdown Shares representing the Total Drawdown Shares prior to the Outside Date. Any shares of Series B Preferred Stock sold pursuant to this Section 1.2 shall be referred to in this Agreement as the “Drawdown Shares.”

1.3 Investment Fee. The Company shall pay the Purchaser an amount equal to 0.50% of the Aggregate Purchase Price then payable as the investment fee (the “Investment Fee”) at the Initial Closing and each Drawdown Closing.

1.4 Closings.

(a) Initial Closing.

(1) The closing of the purchase and sale of the Initial Closing Shares (the “Initial Closing”) shall be held at the offices of Nelson Mullins Riley & Scarborough LLP, 201 17th St NW Suite 1700, Atlanta, GA 30363, at 10:00 a.m., Eastern Standard Time, on the third business day after all of the conditions to the Initial Closing set forth in Section 1.5 have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Company and the Purchaser may agree (the “Initial Closing Date”).

(2) Subject to the satisfaction or waiver on the Initial Closing Date of the conditions to the Initial Closing in Section 1.5, at the Initial Closing:

(A) the Company will deliver to the Purchaser (i) the Initial Closing Shares (which Initial Closing Shares shall be issued in uncertificated form), (ii) to a bank account designated by the Purchaser in writing at least two (2) business days prior to the Initial Closing Date, the Investment Fee and any expense reimbursements pursuant to Section 5.2 by wire transfer of immediately available funds (which amounts may be offset against the Aggregate Purchase Price then payable by the Purchaser, if the parties mutually agree), and (iii) the executed Investors’ Rights Agreement, in the form of Exhibit B hereto and all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith; and

(B) the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Initial Closing Date, the Aggregate Purchase Price in respect of the Initial Closing Shares by wire transfer of immediately available funds (which amounts may be offset by the Investment Fee then payable by the Company, if the parties mutually agree) and (ii) the executed Investors’ Rights Agreement and all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

(b) Drawdown Closings.

(1) The closing of the purchase and sale of any Drawdown Shares (each such closing, a “Drawdown Closing”) shall be held at the offices of Nelson Mullins Riley & Scarborough LLP, 201 17th St NW Suite 1700, Atlanta, GA 30363, at 10:00 a.m., Eastern Standard Time, on the third business day after all of the conditions to the applicable Drawdown Closing set forth in Section 1.6 have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the applicable Drawdown Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Company and the Purchaser may agree (each such date, a “Drawdown Closing Date”).

(2) Subject to the satisfaction or waiver on the Drawdown Closing Date of the conditions to the Drawdown Closing in Section 1.6, at each Drawdown Closing:

(A) the Company will deliver to the Purchaser (i) the Drawdown Shares (which Drawdown Shares shall be issued in uncertificated form), (ii) any accrued and unpaid Commitment Fees and the Investment Fee, by wire transfer of immediately available funds to a bank account designated by the Purchaser in writing at least two (2) business days prior to the Drawdown Closing Date (which amounts may be offset against the Aggregate Purchase Price then payable by the Purchaser, if the parties mutually agree), and (iii) all other documents, instruments and writings required to be delivered by the Company to the Purchaser pursuant to this Agreement or otherwise required in connection herewith; and

(B) the Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Drawdown Closing Date, the Aggregate Purchase Price in respect of the Drawdown Shares, by wire transfer of immediately available funds (which amounts may be offset by the accrued and unpaid Commitment Fees and Investment Fee then payable by the Company, if the parties mutually agree) and (ii) all other documents, instruments and writings required to be delivered by the Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.

1.5 Initial Closing Conditions.

(a) The obligation of the Purchaser to effect the Initial Closing is subject to the satisfaction or waiver by the Purchaser at or prior to the Initial Closing of the following conditions:

(1) the representations and warranties of the Company set forth in Section 2.1 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not so qualified) as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date;

(2) the Company shall have materially performed and complied with all covenants, agreements, obligations and conditions in this Agreement that are required to be performed or complied with by the Company at or prior to the Initial Closing;

(3) since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred, existed or come to exist, that, individually or in the aggregate, has constituted or resulted in or could reasonably be expected to constitute or result in, a Company Material Adverse Effect;

(4) the Purchaser shall have received a certificate, dated the Initial Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.5(a)(1), (2) and (3) have been satisfied;

(5) the Purchaser shall have received a certificate, dated the Initial Closing Date, signed on behalf of the Company by the secretary of the Company certifying (i) the Articles, including the Articles Supplementary, (ii) the Bylaws and (iii) the resolutions of the board of directors (the “Board of Directors”) of the Company authorizing and approving the Transaction Documents and the transactions contemplated under the Transaction Documents, including, without limitation, classifying, designating and authorizing the issuance of the shares of Series B Preferred Stock to be issued pursuant to this Agreement, and reserving and authorizing for issuance the shares of Class A Common Stock to be issued upon conversion of the Series B Preferred Stock;

(6) the Company shall have adopted and filed the Articles Supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and the Articles Supplementary shall have been accepted for record by the SDAT and shall be in full force and effect;

(7) the Operating Partnership Amendment shall have been executed and delivered by the Company and all necessary parties thereto, and shall be in full force and effect;

(8) the Purchaser shall have received legal opinions, including but not limited to the REIT Opinion, dated as of the Initial Closing Date, of Nelson Mullins Riley & Scarborough LLP, the Company’s counsel, and Venable LLP, the Company’s Maryland counsel, in the forms of Exhibit C-1 and C-2 hereto, respectively, executed by such counsel and delivered to the Purchaser;

(9) the Company shall have executed and delivered the Investors’ Rights Agreement;

(10) the Purchaser shall have received an Ownership Limit Exemption Agreement in form and substance reasonably satisfactory to the Purchaser and the Company (the “Ownership Limit Exemption Agreement”) signed on behalf of the Company; and

(11) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(b) The obligation of the Company to effect the Initial Closing is subject to the satisfaction or waiver by the Company at or prior to the Initial Closing of the following conditions:

(1) the representations and warranties of the Purchaser set forth in Section 2.2 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not so qualified) as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date;

(2) the Purchaser shall have materially performed and complied with all covenants, agreements, obligations and conditions in this Agreement that are required to be performed or complied with by the Purchaser at or prior to the Initial Closing;

(3) the Company shall have received a certificate, dated the Initial Closing Date, signed on behalf of the Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.5(b)(1) and (2) have been satisfied;

(4) the Purchaser shall have executed and delivered the Investors’ Rights Agreement;

(5) the Purchaser shall have executed and delivered the Ownership Limit Exemption Agreement; and

(6) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

1.6 Drawdown Closing Conditions.

(a) The obligation of the Purchaser to effect any Drawdown Closing is subject to the satisfaction or waiver by the Purchaser at or prior to the Drawdown Closing of the following conditions:

(1) the representations and warranties of the Company set forth in Section 2.1 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not so qualified) as of the date of this Agreement and as of the Drawdown Closing Date as though made on and as of such date;

(2) the Company shall have materially performed and complied with all covenants, agreements, obligations and conditions in this Agreement that are required to be performed or complied with by the Company at or prior to the Drawdown Closing;

(3) since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred, existed or come to exist, that, individually or in the aggregate, has constituted or resulted in or could reasonably be expected to constitute or result in, a Company Material Adverse Effect;

(4) the Purchaser shall have received a certificate, dated the Drawdown Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.6(a)(1), (2) and (3) have been satisfied;

(5) the Purchaser shall have received a certificate, dated the Drawdown Closing Date, signed on behalf of the Company by the secretary of the Company certifying (i) the Articles, including the Articles Supplementary, (ii) the Bylaws and (iii) the resolutions of the Board of Directors of the Company authorizing and approving the Transaction Documents and the transactions contemplated under the Transaction Documents, including, without limitation, classifying, designating and authorizing the issuance of the shares of Series B Preferred Stock to be issued pursuant to this Agreement, and reserving and authorizing for issuance the shares of Class A Common Stock to be issued upon conversion of the Series B Preferred Stock;

(6) the Articles Supplementary shall be in full force and effect;

(7) the Operating Partnership Amendment shall be in full force and effect;

(8) the Ownership Limit Exemption Agreement shall be in full force and effect;

(9) the Purchaser shall have received legal opinions, including but not limited to the REIT Opinion, dated as of the Drawdown Closing Date, of Nelson Mullins Riley & Scarborough LLP, the Company’s counsel, and Venable LLP, the Company’s Maryland counsel, in the forms of Exhibits C‑1 and C-2 hereto, respectively, executed by such counsel and delivered to the Purchaser; and

(10) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(b) The obligation of the Company to effect any Drawdown Closing is also subject to the satisfaction or waiver by the Company at or prior to the Drawdown Closing of the following conditions:

(1) the representations and warranties of the Purchaser set forth in Section 2.2 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not so qualified) as of the date of this Agreement and as of the Drawdown Closing Date as though made on and as of such date;

(2) the Purchaser shall have materially performed and complied with all covenants, agreements, obligations and conditions in this Agreement that are required to be performed or complied with by the Purchaser at or prior to the Drawdown Closing;

(3) the Company shall have received a certificate, dated the Drawdown Closing Date, signed on behalf of the Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Section 1.6(b)(1) and (2) have been satisfied; and

(4) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

1.7 Undrawn Commitment Fee. From and after the Initial Closing Date until the earlier to occur of (a) the Outside Date and (b) the applicable Drawdown Closing Date, if any, at which the Purchaser acquires Drawdown Shares representing the Total Drawdown Shares, the Company agrees to pay to the Purchaser a fee on the Remaining Commitment (the “Commitment Fee”) at a rate equal to 0.25% per annum, accruing daily and payable in arrears on each Drawdown Closing Date and, if applicable, the Outside Date. The “Remaining Commitment” shall mean an amount equal to (1) $50,000,000 minus (2) the product obtained by multiplying the Purchase Price by (i) 50,000 minus (ii) the number of Drawdown Shares sold to the Purchaser pursuant to this Agreement. On the Outside Date, if applicable (or, if such day is not a business day, the next succeeding business day), the Company will deliver or cause to be delivered to a bank account designated by the Purchaser in writing at least two (2) business days prior to the Outside Date, any accrued and unpaid Commitment Fees by wire transfer of immediately available funds.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. Except as set forth (x) in the SEC Documents filed by the Company with the SEC, and publicly available, after December 31, 2022 and before the date of this Agreement, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or (y) in a correspondingly identified schedule attached hereto, the Company represents and warrants to the Purchaser that:

(a) Organization and Authority.

(1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to own its properties and conduct its business as presently conducted. The Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and accurate copies of the First Articles of Amendment and Restatement of the Company and all amendments and supplements thereto (the “Articles”) and the Amended and Restated Bylaws of the Company and all amendments thereto (the “Bylaws”), each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date hereof.

(2) Each Material Company Subsidiary, including Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership (the “Operating Partnership”), is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own its properties and conduct its business as presently conducted. Each Material Company Subsidiary is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is the sole general partner of the Operating Partnership. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof. “Company Subsidiary” means any Subsidiary of the Company and “Material Company Subsidiary” means the Company Subsidiaries set forth on Exhibit D.

(3) The Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended (the “Partnership Agreement”) is in full force and effect, and the aggregate percentage interests of the Company and the limited partners in the Operating Partnership are as set forth in the SEC Documents.

(b) Capitalization.

(1) The authorized capital stock of the Company consists of 30,000,000 shares of Class P Common Stock, par value $0.001 per share (the “Class P Common Stock”), 300,000,000 shares of Class A Common Stock, 300,000,000 shares of Class T Common Stock, par value $0.001 per share (the “Class T Common Stock”), 70,000,000 shares of Class W Common Stock, par value $0.001 per share (the “Class W Common Stock”), and 200,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of April 27, 2023, there were (i) 10,940,187 shares of Class P Common Stock issued and outstanding, (ii) 2,107,373 shares of Class A Common Stock issued and outstanding, (iii) 3,899,082 shares of Class T Common Stock issued and outstanding, (iv) 442,705 shares of Class W Common Stock issued and outstanding and (v) zero shares of Preferred Stock issued and outstanding. As of April 27, 2023, 1,738,810 shares of Class A Common Stock were authorized and reserved for issuance under the Employee and Director Long-Term Incentive Plan of Strategic Storage Trust VI, Inc. (the “Plan”), 7,500 shares of Class A Common Stock were subject to outstanding restricted stock awards granted pursuant to the Plan or any other plans, agreements or arrangements of the Company, and no shares of Class A Common Stock were subject to other outstanding equity-based incentive awards granted pursuant to the Plan or any other plans, agreements or arrangements of the Company (collectively, the “Company Stock Awards”). Additionally, as of April 27, 2023, there were a total of approximately 17,939,567 partnership units of the Operating Partnership outstanding, consisting of approximately 2,107,373 outstanding Class A units, approximately 11,490,407 outstanding Class P units, approximately 3,899,082 outstanding Class T units and approximately 442,705 outstanding Class W units, approximately 17,388,347 of which Class A units, Class P units, Class T units and Class W units are owned by the Company, approximately 220 of which Class P units are owned by SmartStop Storage Advisors, LLC, approximately 549,451 of which Class P units are owned by SmartStop OP, L.P., and approximately 549 of which Class P units are owned by H. Michael Schwartz, Chief Executive Officer of the Company; and 600,000 Series A Cumulative Redeemable Preferred Units of limited partnership interest of the Operating Partnership were issued and outstanding. All of the issued and outstanding shares of Class P Common Stock, Class A Common Stock, Class T Common Stock and Class W Common Stock, and all issued and outstanding units of limited partnership interests in the Operating Partnership, have been duly authorized and validly issued in accordance with applicable securities laws and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have any outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect. Pursuant to the Articles Supplementary, 150,000 shares of Preferred Stock shall be designated as Series B Convertible Preferred Stock prior to the Initial Closing.

(2) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except as set forth in Section 2.1(b)(1), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Authorization.

(1) The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, including the Board of Directors, and no further consent or action is required by the Company, its Board of Directors or its stockholders. This Agreement has been, and (as of the Initial Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, is, and (as of the Initial Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.

(2) Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the conversion or exercise provisions of the Series B Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Articles or Bylaws or the certificate of incorporation, charter, bylaws, partnership agreement or other governing instrument of any Company Subsidiary or (ii) except as set forth on Schedule 2.1(c)(2), any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any Law, permit or franchise applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3) Other than pursuant to the securities or blue sky laws of the various states and the filing of the Articles Supplementary with and acceptance for record of the Articles of Supplementary by the SDAT, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”) or other third party, including any stockholder of the Company, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(4) The Company is not a party to, or otherwise bound by, any contract, agreement, arrangement or other instrument or obligation that restricts or prohibits its ability to declare, pay or set apart for payment any dividends payable on the Series B Preferred Stock under the Articles Supplementary.

(d) Sale of Securities. Based in part on the accuracy of the Purchaser’s representations in Section 2.2, the offer and sale of the shares of Series B Preferred Stock is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor to the Knowledge of the Company any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the

Purchased Shares and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Purchased Shares under this Agreement to be integrated with other offerings.

(e) Status of Securities. The shares of Series B Preferred Stock to be issued pursuant to this Agreement, and the shares of Class A Common Stock to be issued upon conversion of the Series B Preferred Stock, have been duly classified in the case of the Series B Preferred Stock, and duly authorized in each case, by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Articles Supplementary, such securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good and marketable title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state or foreign securities laws. Upon any conversion of any shares of Series B Preferred Stock into Class A Common Stock pursuant to the Articles Supplementary, the shares of Class A Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holder thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good and marketable title to all such securities, free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state or foreign securities laws. The respective rights, preferences, privileges, and restrictions of the Series B Preferred Stock are as stated in the Articles (including the Articles Supplementary). The shares of Class A Common Stock to be issued upon any conversion of shares of Series B Preferred Stock into Class A Common Stock have been duly reserved for such issuance. No vote of any class or series of capital stock of or any equity interests in the Company or any its Subsidiaries is necessary to approve the issuance of the Series B Preferred Stock or the shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock.

(f) SEC Documents; Financial Statements.

(1) The Company has filed all required reports, proxy statements, forms, and other documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2022 (collectively, the “SEC Documents”) and has paid, on a timely basis, all fees and assessments due and payable in connection therewith. Each of the SEC Documents, as of its respective date, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2) The Company (i) has implemented and maintains, and at all times since January 1, 2022, has maintained, disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3) There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed. All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or identified in the SEC Documents, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

(4) The financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the SEC Documents (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (b) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments).

(g) Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (ii) liabilities incurred since December 31, 2022 in the ordinary course of business consistent with past practice, the Company and its Subsidiaries do not have any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.

(h) Absence of Certain Changes. Except as previously disclosed in the Company’s SEC Documents, since January 1, 2022 until the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) the Company and its Subsidiaries have not made or declared any distribution in cash or in kind to their stockholders or issued or repurchased any shares of capital stock or other equity interests, other than the declaration and payment of the Company’s regular monthly distributions on the Common Stock, (iii) no event or events have occurred that has had or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, and (iv) there has not been any action or omission of the Company or any of its Subsidiaries that, if such action or omission occurred between the date of this Agreement and the Initial Closing Date, would violate Section 3.3.

(i) Brokers and Finders. Neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

(j) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Entity (i) which, individually or in the aggregate have, or if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect, or (ii) relating to or which challenges the validity or propriety of the transactions contemplated by this Agreement or the other Transaction Documents.

(k) Taxes, Tax Returns and REIT Status.

(1) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all U.S. federal and state income Tax Returns and other material Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects), and has paid all U.S. federal and state income Taxes and other material Taxes due and owing by it (whether or not shown on such Tax Returns), other than Taxes that (i) are being contested in good faith through appropriate proceedings, (ii) have not been finally determined and (iii) have been adequately reserved against in accordance with GAAP.

(2) No deficiency assessment or proposed adjustment regarding any material Taxes of the Company and its Subsidiaries is pending or, to the Knowledge of the Company, is threatened. The accruals and reserves regarding Taxes on the audited financial statements of the Company are in conformity with GAAP and are adequate to meet any assessments and related liabilities. Since the date of the most recent audited financial statements, the Company and its Subsidiaries have not incurred any material Tax liabilities other than Tax liabilities incurred in the ordinary course of business. Each of the Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor or other third party.

(3) Commencing with its taxable year ended December 31, 2021, the Company effectively elected to be taxed as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to qualify as a REIT for all subsequent years, and the Company does not know of any event that could reasonably be expected to cause the Company to fail to qualify as a REIT at any time. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the SEC Documents are true, complete, and correct summaries of the legal or Tax matters described therein in all materials respects.

(4) To the Knowledge of the Company, the Company is a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4) of the Code).

(5) No Taxes have been imposed on the Company or any of its Subsidiaries pursuant to Section 1374 of the Code, and the Company has no potential liability for Tax under Section 1374 of the Code. Neither the Company nor any of its Subsidiaries has since its formation (A) acquired assets from another corporation in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified REIT subsidiary.

(6) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Permits and Licenses. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by each Governmental Entity necessary to conduct their respective businesses, except where the failure to possess such permits would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. The Company and its Subsidiaries have fulfilled and performed all of their respective obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course.

(m) Compliance with Laws. The business of the Company has been and is presently being conducted in accordance with all applicable Laws, and neither the Company nor any of its Subsidiaries is in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(n) Real Property. (i) The Company or a Subsidiary thereof has good, marketable and insurable fee simple title or leasehold title (as applicable) to each of the Properties, in each case, free and clear of all Liens, except such as do not, individually or in the aggregate, materially affect the value of such Property and do not materially interfere with the use made and proposed to be made of such Property by the Company or its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries owns any real property other than the Properties; (iii) each of the Properties is supplied with utilities and other services sufficient for their continued operation as they are now being operated, and are, to the Knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Purchaser prior to the date hereof; (iv) to the Knowledge of the Company, each of the Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof; (v) each of the ground leases and subleases of real property, if any, material to the business of the Company and its Subsidiaries, and under which the Company and its Subsidiaries hold properties described in the SEC Documents, is in full force and effect, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property by the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has any notice of any material claim of any sort that has been asserted by any ground lessor or sublessor under a ground lease or sublease threatening the rights of the Company or its Subsidiaries to the continued possession of the leased or subleased premises under any such ground lease or sublease; (vi) all Liens on any of the Properties and the assets of the Company or its Subsidiaries that are required to be disclosed in the SEC Documents are disclosed therein; (vii) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Property or any portion thereof that would materially affect the Company’s, or any Subsidiary’s, ownership, ground lease or right to use a Property subject to a lease; (viii) each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (ix) the Company does not have Knowledge of any pending or threatened condemnation proceedings, zoning change or other proceeding or action that would materially affect the use or value of any of the Properties.

(o) Environmental Liability. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect:

(1) each of the Company and its Subsidiaries have at all times been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, consents, certificates, approvals and orders of any Governmental Entity required to be obtained pursuant to applicable Environmental Laws (“Environmental Permits”), all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed, and no suspension or cancellation of any Environmental Permit is pending or threatened in writing;

(2) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company or any of its Subsidiaries;

(3) to the Knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries; and

(4) neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

(p) Excepted Holder Limited Waiver. Pursuant to Section 6.1.7 of the Articles, at or prior to the date of this Agreement, the Board of Directors adopted resolutions approving the Purchaser’s exemption from the application of the ownership limitations of Stock (as defined in the Articles) set forth in Section 6.1.1 of the Articles with respect to the ownership of Series B Preferred Stock and Class A Common Stock contemplated by this Agreement and the Articles Supplementary, including any and all shares of Class A Common Stock issued or issuable upon conversion of all or any portion of the Series B Preferred Stock to Class A Common Stock as provided in the Articles Supplementary, on the terms and conditions of the Ownership Limit Exemption Agreement.

(q) Registration Rights. Except as set forth in the Investors’ Rights Agreement, the Company has not granted or agreed to grant to any person any rights (including “piggyback” registration rights) to have any securities of the Company registered with the SEC or any other Governmental Entity that have not expired or been satisfied or waived. No person has registration or “piggyback” registration rights that would preempt or “cut-back” the registration rights granted to the Purchaser under the Investors’ Rights Agreement.

(r) Insurance. Each of the Company and its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: all policies of insurance of the Company and its Subsidiaries are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies; there are no claims by the Company or any of its

Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Company or any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(s) Maintenance Requirements. On or prior to April 30, 2023, the Class A Common Stock will be registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action and does not intend to take any action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act.

(t) Sanctions. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries is currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”). The Company will not directly or indirectly use the proceeds from the sale of the Series B Preferred Stock for the purpose of financing the activities of any person, or in any country or territory, that currently is the subject or target of Sanctions or in any other manner that would result in a violation by any person of Sanctions.

(u) Company Plans. Each Company Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in compliance with applicable Laws and with the terms of such Company Plan, including the Code and ERISA, in all material respects, and all material contributions, premiums and expenses to or in respect of such Company Plan have been timely made in full or, to the extent not yet due, have been properly accrued for on the Company's financial statements. There are no pending, or to the Knowledge of the Company, threatened material claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits). No Company Plan is, and neither the Company nor any ERISA Affiliate maintains, contributes to, has at any time contributed to or has or could be reasonably expected to have any material Liability or obligation with respect to, (i) any plan subject to Section 412 or 302 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a “multiple employer plan” (within the meaning of Section 412(c) of the Code).

(v) Employee Matters. The Company has no employees and is not otherwise subject to any Laws relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation.

(w) Affiliate Transactions. Except as set forth in the SEC Documents filed by the Company with the SEC, and publicly available, prior to the date of this Agreement, there have not been any transactions that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(x) Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in any schedule attached hereto or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance which the Company has not disclosed to the Purchaser which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, that:

(a) Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(1) The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, permit, concession, grant or franchise applicable to the Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3) Other than pursuant to the securities or blue sky laws of the various states and the filing of the Articles Supplementary with and acceptance for record of the Articles Supplementary by the SDAT, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or other third party is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c) Purchase for Investment. The Purchaser acknowledges that the Series B Preferred Stock has not been registered under the Securities Act or under any state securities laws. The Purchaser (1) acknowledges that it is acquiring the Series B Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Series B Preferred Stock to any person in violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the Series B Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series B Preferred Stock and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (5) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series B Preferred Stock, and (B) can bear the economic risk of (x) an investment in the Series B Preferred Stock indefinitely and (y) a total loss in respect of such investment.

(d) Financial Capability. The Purchaser has available funds necessary to consummate the Initial Closing and any Drawdown Closing on the terms and conditions contemplated by this Agreement.

(e) Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

COVENANTS

3.1 Corporate Actions.

(a) Authorized Common Stock. At any time that any Series B Preferred Stock is outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Class A Common Stock to satisfy the conversion requirements of all shares of Series B Preferred Stock then outstanding. All shares of Class A Common Stock delivered upon conversion of the Series B Preferred Stock shall be newly issued shares, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free of any Lien.

(b) Articles Supplementary. Prior to the Initial Closing, the Company shall file with the SDAT the Articles Supplementary in the form attached to this Agreement as Exhibit A, with such changes thereto as the parties may mutually agree.

(c) Operating Partnership Amendment. Prior to the Initial Closing, the Company, in its capacity as general partner of the Operating Partnership, shall execute and deliver, and shall cause all necessary parties to execute and deliver, an amendment to the Partnership Agreement (or amended and restated Partnership Agreement), in form and substance reasonably satisfactory to the Purchaser (the “Operating Partnership Amendment”), creating Series B Preferred Units having designations, preferences and other rights substantially similar to the Series B Preferred Stock as required by the Partnership Agreement.

(d) Certain Adjustments. If any occurrence since the date hereof until the Initial Closing would have resulted in an adjustment to the Conversion Price (as defined in the Articles Supplementary) pursuant to Section 6 of the Articles Supplementary if the Series B Preferred Stock had been issued and outstanding since the date hereof, the Company shall adjust the Conversion Price, effective as of the Initial Closing, in the same manner as would have been required by Section 6 of the Articles Supplementary if the Series B Preferred Stock had been issued and outstanding since the date hereof.

3.2 State Securities Laws. Prior to the Initial Closing, the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or other jurisdiction prior to the offer and sale of the Series B Preferred Stock and/or underlying Class A Common Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Initial Closing and as of any conversion of the Series B Preferred Stock.

3.3 Negative Covenants. From the date of this Agreement through the Initial Closing, the Company shall, and shall cause its Subsidiaries to, operate their businesses in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as required by applicable Law or as expressly required by this Agreement, during the period from the date of this Agreement through the Initial Closing, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Purchaser:

(a) amend or modify its Articles or Bylaws or other organizational documents, other than pursuant to the Articles Supplementary and the Operating Partnership Amendment, in a manner that adversely affects the rights, preferences or privileges of the holders of Series B Preferred Stock (including any such amendment effected by reason of or in connection with any merger or consolidation involving the Company);

(b) increase the number of shares of Series B Preferred Stock classified by the Articles, including the Articles Supplementary, or authorize the issuance of any shares of Series B Preferred Stock other than the Purchased Shares;

(c) classify, reclassify, create, authorize or issue any shares of Preferred Stock or other equity securities ranking senior to or on parity with the Series B Preferred Stock with respect to dividends and distribution rights or rights upon liquidation, dissolution or winding up;

(d) pay any dividends on any shares of its capital stock or other equity or voting interests, other than regular cash dividends on the Common Stock on a basis consistent with past practice, or as otherwise required to preserve the Company’s qualification as a REIT;

(e) redeem, acquire, purchase or otherwise retire for value (except for (A) repurchases of shares of any class of Common Stock issued under the Company’s stock incentive programs in the ordinary course upon termination of employment and to the extent permitted by the terms of the indebtedness of the Company and its Subsidiaries or (B) repurchases of Common Stock under the Company’s share redemption program or as otherwise required to preserve the Company’s qualification as a REIT) any shares of capital stock of the Company (other than the Purchased Shares);

(f) exceed a leverage ratio of 60% loan-to-value ratio, calculated as of any date, as the ratio of (A) the aggregate sum of the then-outstanding principal amount of, accrued and unpaid interest on, and any other payment obligations arising under, all indebtedness for borrowed money of the Company and its Subsidiaries, offset by all cash and cash equivalents of the Company and its Subsidiaries to (B) the reasonable fair market value of the Company’s real estate portfolio at such date;

(g) enter into any transaction with the individual serving as the Chief Executive Officer of the Company, as of the date of this Agreement, or any entities in which such person has a controlling interest (for the avoidance of doubt, the Company, SmartStop, Strategic Storage Growth Trust III, Inc. and any future similarly situated self-storage real estate program sponsored by the Company shall be excluded from this provision);

(h) effect any merger, consolidation or other business combination with an entity whose assets acquired are not at least 80% self-storage related investments and contracts based on the reasonable fair market value of such assets;

(i) enter into any line of business other than self-storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the Company’s revenues for its last fiscal year; or

(j) permit any individual other than H. Michael Schwartz to (A) serve as Chairman of the Company or any similar role within the Company or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date hereof.

3.4 Certain REIT Matters.

(a) Until the first day of the first calendar year in which no Series B Preferred Stock or Class A Common Stock issued upon conversion of the Series B Preferred Stock is held at any time by the Purchaser or any of its Affiliates, (i) the Company shall continue to be taxed as a REIT under the Code, and thereafter the Company shall use its best efforts to continue to qualify as a REIT under the Code unless its Board of Directors determines that it is no longer in the best interests of the Company to be so qualified, and (ii) if the Company determines, upon advice of tax counsel (the “REIT Non-Compliance Determination”), that (a) it no longer meets the requirements for qualification and taxation as a REIT under the Code (“REIT Non-Compliance”), (b) such REIT Non-Compliance is not subject to the de minimis exception under Section 856(c)(7)(B) of the Code, and (c) it does not expect to be able to cure such REIT Non-Compliance retroactively though relief based on reasonable cause and not willful neglect under Section 856(c)(6) or Section 856(c)(7)(A) of the Code, under Section 9100 of the Code, or as otherwise permitted under the Code (provided that, if the Company expects, but is unable to, effect such cure within a reasonable period of time, this subsection (c) shall not apply), the Company shall provide written notice to the Purchaser within five (5) business days of the REIT Non-Compliance Determination.

(b) So long as the Purchaser or any of its Affiliates holds, at any time during a calendar quarter or year ending after the Initial Closing Date, 5% or more of the Purchased Shares (or such respective portion of Class A Common Stock issued upon conversion of the Purchased Shares), the Company shall deliver to the Purchaser, (i) no later than thirty (30) days after the end of such quarter, copies of REIT testing schedules showing the Company’s satisfaction of the REIT asset requirements for such quarter, and (ii) no later than thirty (30) days after the end of such year, copies of REIT testing schedules showing the Company’s satisfaction of the REIT income and distribution requirements for such year.

(c) So long as the Purchaser or any of its Affiliates holds any Series B Preferred Stock or Class A Common Stock issued upon conversion of the Series B Preferred Stock, (i) upon the request of the Purchaser, the Company shall cooperate with the Purchaser in making (x) an election to treat the Company as a taxable REIT subsidiary (within the meaning of Section 856(l) of the Code) (“TRS”) of the Purchaser for any applicable taxable year(s) if the Company fails to qualify as a REIT under the Code and/or (y) protective TRS elections for years in which the Company continues to qualify as a REIT under the Code, and (ii) the Company and the Purchaser shall cooperate with each other to provide such other information as may reasonably be requested to assist in determining whether the ownership of such Preferred Stock (or such Class A Common Stock) would adversely affect the qualification of either party (or an Affiliate thereof) as a REIT under the Code.

(d) So long as the Purchaser or any of its Affiliates holds any Series B Preferred Stock or Class A Common Stock issued upon conversion of the Series B Preferred Stock, upon the request of the Purchaser (which request may be made not more than annually), the Company shall cause Nelson Mullins Riley & Scarborough LLP or another nationally recognized law firm experienced in matters relating to REITs (such other law firm to be reasonably acceptable to the Purchaser) to provide to the Purchaser a REIT Opinion, together with a copy of any officer’s certificate referenced in such opinion. Such opinions and the related officer’s certificates shall be customary in form and substance and otherwise reasonably satisfactory to the Purchaser.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Transfers. No Purchaser (which, for purposes of this Section 4.1 shall include any successor or permitted assign of the Purchaser) may Transfer any shares of Series B Preferred Stock other than (i) Transfers to any Permitted Transferee; (ii) Transfers pursuant to a merger, tender offer, exchange offer or other business combination, acquisition of assets or similar transaction entered into by the Company or any transaction resulting in a Change of Control of the Company; or (iii) Transfers (A) with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, (B) upon, if requested by the Company, the provision by the proposed transferee of one or more shares of Series B Preferred Stock of a written opinion of a nationally recognized legal counsel addressed to the Company that such Transfer will not violate applicable securities or other applicable Laws, and (C) that the Company reasonably determines will not result in a violation of the terms, conditions or covenants of, or constitute an event of default under, this Agreement, the Investors’ Rights Agreement, the Articles or Bylaws. In the event of any Transfer of shares of Series B Preferred Stock in accordance with this Section 4.1, the transferee (including any Permitted Transferee) shall become a party to this Agreement by execution of a joinder hereto in a form and substance determined to be reasonably acceptable to the Company.

The Purchaser (or any transferee) shall pay any and all documentary, stamp or similar issue or transfer Tax due on any Transfer of the Series B Preferred Stock other than (i) the issue of the Series B Preferred Stock and (ii) the issue of shares of Class A Common Stock upon conversion of the Series B Preferred Stock. Further, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transactions involved in such Transfers of the Series B Preferred Stock (for the avoidance of doubt, other than the transactions described in clauses (i) and (ii)). Such Taxes, if paid by the Company, should be reimbursed by the Purchaser (or the transferee) to the Company.

4.2 Use of Proceeds. The Company will contribute the net proceeds from the sale of the Series B Preferred Stock to the Operating Partnership. The Operating Partnership shall subsequently use the net proceeds from the sale of the Series B Preferred Stock to refinance indebtedness, to redeem the Series A Cumulative Redeemable Preferred Units of the Operating Partnership, to finance self-storage acquisitions, to fund development and improvement pipelines, for working capital or for other general corporate purposes.

4.3 Legends.

(a) In addition to any other legends required by applicable law or the Articles, all certificates or other instruments representing the Series B Preferred Stock or Class A Common Stock subject to this Agreement, if any, will bear legends substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A

TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN (I) THE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF MAY 1, 2023, BY AND BETWEEN THE COMPANY AND EXTRA SPACE STORAGE LP, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “PURCHASE AGREEMENT”), AND (II) THE CHARTER OF THE COMPANY, INCLUDING THE ARTICLES SUPPLEMENTARY OF THE COMPANY DATED AS OF MAY 1, 2023 AND FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE PURCHASE AGREEMENT AND THE CHARTER. A COPY OF THE PURCHASE AGREEMENT AND THE CHARTER WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

(b) Upon the request of any holder of Purchased Shares, and, if reasonably requested by the Company, upon receipt by the Company of (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such legends are no longer required under the Securities Act and applicable state laws, or (ii) any other evidence reasonably satisfactory to the Company to the effect that the proposed transfer is authorized, the Company shall promptly cause the above legends to be removed from any certificate for any Series B Preferred Stock or Class A Common Stock to be transferred in accordance with the terms of this Agreement. The Company will not require such a legal opinion (x) in any transaction in compliance with Rule 144 promulgated by the SEC under the Securities Act, or (y) in any transaction in which the Purchaser distributes Purchased Shares to an Affiliate of the Purchaser for no consideration. The Purchaser acknowledges that the Series B Preferred Stock and Class A Common Stock issuable upon conversion of the Series B Preferred Stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series B Preferred Stock or Class A Common Stock issuable upon conversion of the Series B Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.4 Certain Tax Matters.

(a) The Company shall be entitled to withhold Taxes on all payments on the Series B Preferred Stock or Class A Common Stock issued upon conversion of the Series B Preferred

Stock to the extent required by applicable Law. Prior to the date of any such payment, the Purchaser (or any transferee) shall deliver to the Company or its paying agent a duly executed and properly completed Internal Revenue Service Form W‑9 or an appropriate Internal Revenue Service Form W-8, as applicable, and other applicable state withholding forms.

(b) The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (i) the issue of the Series B Preferred Stock and (ii) the issue of shares of Class A Common Stock upon conversion of the Series B Preferred Stock. However, in the case of conversion of Series B Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the reasonable satisfaction of the Company that such Tax or duty has been paid.

(c) During any taxable year in which any shares of Series B Preferred Stock are or have been outstanding, the Company shall not redeem, repurchase, recapitalize or acquire shares of its capital stock in a transaction that would be treated, in whole or in part, as a dividend for United States federal income tax purposes, unless such redemption, repurchase, recapitalization or acquisition is an isolated transaction within the meaning of Treasury Regulation Section 1.305-3(b)(3).

(d) The shares of Series B Preferred Stock shall be characterized as equity of the Company for United States federal income tax purposes.

ARTICLE V

MISCELLANEOUS

5.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive until the later of (i) the second anniversary of the Outside Date or (ii) the date on which there are no outstanding shares of Series B Preferred Stock, except the representations and warranties contained in Sections 2.1(a)(Organization and Authority), 2.1(b)(Capitalization), 2.1(c)(Authorization), 2.1(d)(Sale of Securities), 2.1(e) (Status of Securities), 2.1(i) (Brokers and Finders) and 2.1(k)(Taxes, Tax Returns and REIT Status) (collectively, the “Fundamental Representations”), which will survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

5.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided, however, at the Initial Closing, the Company shall reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including fees and expenses of attorneys, accountants and consultants in connection with the transactions contemplated pursuant to this Agreement), up to a maximum amount of $500,000.

5.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Initial Closing or any Drawdown Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

5.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Maryland law are applicable).

5.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Purchaser:

Extra Space Storage LP
2795 East Cottonwood Parkway, Suite 300

Salt Lake City, Utah 84121
Attn: Chief Legal Officer
Fax: (801) 365-4976

with a copy (which copy alone shall not constitute notice) to:

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
Attn: Craig M. Garner
Fax: (858) 523-5450

(b) If to the Company:

Strategic Storage Trust VI, Inc.
10 Terrace Road
Ladera Ranch, California 92694
Attn: General Counsel
Fax: (949) 429-6606

with a copy (which copy alone shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
201 17th St NW Suite 1700

Atlanta, GA 30363
Attn: Michael K. Rafter
Fax: (404) 322-6050

5.8 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

5.9 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that (a) the Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Affiliates and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement.

5.10 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the word “or” is not exclusive;

(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental action to close; and

(e) the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(f) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Aggregate Purchase Price” means the purchase price payable by the Purchaser to the Company for the issue of the shares of Series B Preferred Stock at the Initial Closing or any Drawdown Closing, as applicable.

(h) “Articles Supplementary” means that certain Articles Supplementary of the Company, setting forth the rights, privileges, preferences and restrictions of the Series B Preferred Stock, as may be amended from time to time.

(i) “Common Stock” means the Class P Common Stock, the Class A Common Stock, the Class T Common Stock and the Class W Common Stock and any other class or classes of stock of the Company that may hereafter be issued ranking, with respect to dividends and distribution rights and rights upon liquidation, dissolution or winding up of the Company, on parity with the Class P Common Stock, Class A Common Stock, Class T Common Stock and Class W Common Stock.

(j) “Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) any Effect caused by the announcement or pendency of the transactions contemplated by this Agreement, (B) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (C) acts of war or terrorism or natural disasters, (D) changes in general economic or political conditions, (E) changes in GAAP or other accounting standards (or any interpretation thereof) or (F) changes in any Laws or other binding directives issued by any Governmental Entity (or any interpretation thereof); provided that, with respect to clauses (C), (D), (E) and (F), such

Effects may be taken into account to the extent they disproportionately affect the Company compared to other participants in the industries in which the Company conducts its business.

(k) “Company Plan” means any program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that provides compensation or benefits of any kind, including, without limitation, (a) “employee benefit plans” within the meaning of Section 3(3) of ERISA, (b) all retirement, medical, disability, life insurance and other welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, post-employment medical, disability, life insurance and other welfare benefit, severance, Code Section 125 flexible benefit, or vacation plans, programs or agreements and (c) all individual employment, retention, termination, severance or other similar agreements, in each case which is sponsored or maintained by, or required to be contributed to by the Company or any ERISA Affiliate or under which the Company may have any material liability.

(l) “Effect” shall mean any change, event, effect or circumstance.

(m) “Environmental Laws” means any Law relating to (a) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production release or disposal of any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by any Governmental Entity with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including, without limitation, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, mold or polychlorinated biphenyls, in each case as in effect at the date of this Agreement.

(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o) “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(p) “Knowledge of the Company” means the actual knowledge of one or more of the Company’s Chief Executive Officer, President, Chief Investment Officer, Chief Financial Officer or Secretary, after reasonable inquiry of such individual’s direct reports as deemed reasonably necessary by such individual.

(q) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, writ, order, edict, decree, rule, regulation, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(r) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(s) “Permit” means any license, franchise, permit, certificate, approval or authorization from any Governmental Entity.

(t) “Permitted Transferee” means, with respect to the Purchaser or any successor or permitted assign of the Purchaser, (i) any successor entity of the Purchaser, (ii) any Affiliate of Purchaser or (iii) any Subsidiary of the Purchaser.

(u) “Properties” means any of the properties described in the SEC Documents as owned or leased by the Company or any Subsidiary of the Company.

(v) “Purchaser” means, collectively, the Purchaser and each Affiliate of the Purchaser (i) to which the Purchaser or any other person included in the Purchaser has assigned all or part of its rights in this Agreement and (ii) that has agreed in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser.

(w) “REIT Opinion” means an opinion substantially to the effect that, commencing with its taxable year ended December 31, 2021, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code.

(x) “SmartStop” means SmartStop Self Storage REIT, Inc., a Maryland corporation.

(y) “Tax” or “Taxes” means all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, whether disputed or not.

(z) “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(aa) “Transaction Documents” means this Agreement, the Articles Supplementary and the Investors’ Rights Agreement.

(bb) “Transfer” means to, directly or indirectly, sell, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of, whether voluntarily or involuntarily, or enter into any agreement, arrangement or understanding with respect to the sale, assignment, transfer, pledge, encumbrance, hypothecation or other disposition.

5.11 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.12 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit right or remedies.

5.14 Public Announcements. Subject to each party’s disclosure obligations imposed by Law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release.

5.15 Indemnification.

(a) From and after the Initial Closing, the Company agrees to indemnify and hold harmless the Purchaser, each person who controls the Purchaser within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Purchaser Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all actions, suits, claims, proceedings, costs, damages, liabilities, Taxes, judgments, amounts paid in settlement (subject to Section 5.15(d) below) and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from any inaccuracy in or breach of the representations or warranties made by the Company in this Agreement or any Transaction Document or in any certificate delivered by the Company pursuant to this Agreement or any Transaction Document or any material breach or material non-fulfillment of any covenant or agreement made or to be performed by the Company in this Agreement or any Transaction Document.

(b) From and after the Initial Closing, the Purchaser agrees to indemnify and hold harmless the Company, each person who controls the Company within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates in their respective capacities as such (the “Company Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations or warranties made by the Purchaser in this Agreement or any Transaction Document or in any certificate delivered by the Purchaser pursuant to this Agreement or any Transaction Document or any material breach or material non-fulfillment of any covenant or agreement made or to be performed by the Purchaser in this Agreement or any Transaction Document.

(c) A party obligated to provide indemnification under this Section 5.15 (an “Indemnifying Party”) shall reimburse the applicable Purchaser Indemnitee or Company Indemnitee (the “Indemnified Parties”) for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and documented disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto. If an Indemnified Party makes a claim under this Section 5.15(c) for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses. However, an Indemnifying Party shall not be liable under this Section 5.15 for any Loss which is finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of the applicable Indemnified Party and, in such case, the Indemnifying Party shall be entitled to recover from the applicable Indemnified Party any expenses advanced by the Indemnifying Party to such Indemnified Party pursuant to the reimbursement obligation set forth in this paragraph to the extent attributable to such Loss.

(d) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.15 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless (i) the Indemnifying Party determines otherwise, (ii) the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party, (iii) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or (iv) in the reasonable judgment of any Indemnified Party (based upon advice of its counsel) a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claims, then, in each case, the Indemnified Party may assume responsibility for conducting the defense and the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense. No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise (x) includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding and (y) does not include a statement as to, or an admission of, fault, culpability or failure to act, by or on behalf of the Indemnified Party.

(e) All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend any such action in a manner not inconsistent with this Section 5.15) shall be paid to the Indemnified Party, as incurred, within twenty (20) business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, however, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(f) If written notice of a bona fide claim for indemnification under Section 5.15 has been given in respect of any breach of the representations or warranties made by a party in this Agreement prior to the expiration of the applicable representation or warranty in accordance with Section 5.1, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved (including any appeals). The agreements contained in this Section 5.15 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise. The Indemnifying Party consents to personal jurisdiction, service and venue in any court in the continental United States in which any claim subject to this Agreement is brought against any Indemnified Party.

(g) Notwithstanding any other provision of this Section 5.15 to the contrary, an Indemnifying Party shall not be liable under this Section 5.15 for any Loss in excess of $30,000,000 with respect to the inaccuracy in or breach of any representations or warranties, other than with respect to (i) the Fundamental Representations or (ii) fraud or willful misconduct, in which case this limitation shall not apply.

5.16 Remedies. In addition to being entitled to exercise all rights provided herein or granted by applicable Law, including recovery of damages, each of the Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

5.17 Termination. This Agreement may be terminated at any time prior to the Initial Closing:

(a) by mutual written agreement of the Company and the Purchaser;

(b) by notice given by the Purchaser to the Company, if there have been one or more material inaccuracies in or material breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.5(a)(1) or (2) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser requesting such inaccuracies or breaches to be cured; and

(c) by notice given by the Company to the Purchaser, if there have been one or more material inaccuracies in or material breaches of one or more representations, warranties,

covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.5(b)(1) or (2) would not be satisfied and which have not been cured by the Purchaser within thirty (30) days after receipt by the Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured.

5.18 Effects of Termination. In the event of any termination of this Agreement in accordance with Section 5.17, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and (if such termination is prior to the Initial Closing) the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 5.3 to Section 5.16 shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

STRATEGIC STORAGE TRUST VI, INC.

By: /s/ H. Michael Schwartz
Name: H. Michael Schwartz

Title: Chief Executive Officer

EXTRA SPACE STORAGE LP

By: ESS Holdings Business Trust I

Its: General Partner

By: /s/ Scott Stubbs
Name: Scott Stubbs

Title: Authorized Agent